Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES SECOND QUARTER NET ASSET VALUE

HOUSTON, TX – August 15, 2012 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of June 30, 2012, of $33.4 million, a decrease of approximately $4.2 million since March 31, 2012. Net assets per share decreased to $3.16 as of June 30, 2012 from $3.56 as of March 31, 2012. Cash and cash equivalents totaled $27.0 million as of June 30, 2012, an increase of $10.7 million since March 31, 2012. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011
Net assets	$33,418	$37,651	$38,148	$38,970	$41,432
Shares outstanding	10,562	10,562	10,562	10,562	10,562
Net assets per share	$3.16	$3.56	$3.61	$3.69	$3.92
Cash and Cash Equivalents	$27,039	$16,296	$16,813	$16,648	$17,333
Cash per Share	$2.56	$1.54	$1.59	$1.58	$1.64

Equus also reported a decrease in total Fund expenses of approximately $0.6 million for the second quarter of 2012 as compared to the second quarter of 2011, and a decrease of approximately $1.0 million for the first six months of 2012 as compared to the first six months of 2011.

The changes in net asset value resulted principally from the following significant events which occurred during this quarter:

•	Sale of Interest in ConGlobal Industries Holding, Inc. (“ConGlobal”). On May 30, 2012, the Fund announced that in exchange for $5.25 million in cash, it had sold to ConGlobal the Fund’s 34.2% equity interest in ConGlobal, together with the Fund’s promissory note issued by ConGlobal and all interest as accrued. ConGlobal had advised Equus that it would be difficult to repay the Equus loan, due in December 2012, in the principal amount of $6.0 million plus accrued interest of approximately $1.9 million. This was a result of a number of factors, including a decline in EBITDA from historical highs and the loss of two of ConGlobal’s key customer accounts in the Northwest. In addition, the Equus note was subordinate to the position of ConGlobal’s senior lender and thus, ConGlobal was not required to pay the Fund until the senior lender had been fully paid. The Fund had held this investment for over 15 years. As a result of these factors Equus sought to monetize this position and did not wish to grant further extensions to the maturity of the note as it had done in the past. The Fund worked with ConGlobal to achieve a compromise which resulted in the closing of the transaction. As a result of the transaction, the Fund's Net Asset Value (NAV) declined $2.7 million or $0.26 per share.

•	Sale of Interest in Sovereign Business Forms, Inc. (“Sovereign”). On June 21, 2012, the Fund announced that it had sold to Sovereign, the Fund’s 55% fully-diluted equity interest in Sovereign, together with the Fund’s promissory note issued by Sovereign and all interest as accrued in exchange for $6.36 million in cash. Having held its interest in Sovereign for approximately 16 years, Equus wanted to monetize its investment. In May 2011 an investment banking firm was retained to canvas potential strategic buyers, determine market interest and explore a possible sale of the company. No formal offers in a valuation range acceptable to the Fund were received. Subsequently, Sovereign’s Management, with the cooperation of the Fund, refinanced operations to obtain the capital to buy out the position held by Equus. As a result of the transaction, the Fund's NAV declined $0.4 million or $0.04 per share.

•	Conversion of Certain Orco Germany S.A. (“Orco Germany”) Bonds. On May 7, 2012, holders of 72.5% of all Orco Germany bondholders approved a joint restructuring of certain bond debt of Orco Germany and its parent company, Orco Property Group S.A. (“OPG”). Pursuant to such restructuring, approximately 84.5% of the Orco Germany bonds held by each bondholder were converted into Obligations Convertibles en Actions (“OCA”) on May 9, 2012. The OCA are expected to be converted into an aggregate of 26,209,613 OPG shares to be delivered in two tranches. The first tranche, consisting of 18,361,540 OPG shares, was delivered in May 2012, of which the Fund received 1,102,455 OPG shares. The second tranche, consisting of 7,848,073 OPG shares, is expected to be received in September 2012. The remaining 15.5% of the Orco Germany bonds held by each bondholder are expected to be converted into newly-issued 6-year OPG notes (“New OPG Notes”) with a face value of €20.0 million bearing cash and PIK interest each at 5% per annum, which interest percentages may be reduced over time upon timely repayments of principal tranches during a four-year period commencing in 2015. Of the total amount of New OPG Notes issued, Equus expects to receive New OPG Notes in the face amount of €1,199,927. Certain terms of the restructuring require approval of the Paris Commercial Court, which is overseeing safeguard proceedings (procédure de sauvegarde) with respect to OPG and its assets. As of June 30, 2012, Equus held 1,102,455 OPG shares, OCA that is convertible into an additional 471,170 OPG shares, and 1,378 Orco Germany bonds, or approximately 6.0% of all Orco Germany bonds outstanding, which have yet to be converted into the New OPG Notes.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.